Exhibit 99.1

David Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES NEW MULTI-YEAR ESAPI CONTRACT
WITH AN INITIAL DELIVERY ORDER OF $127 MILLION

Costa Mesa, Calif. –September 26, 2011 – Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received a new three-year ID/IQ (Indefinite Delivery/Indefinite Quantity) contract for ESAPI (Enhanced Small Armor Protective Inserts) ceramic armor plates from the contracting activity, The Defense Logistics Agency Group Support, Philadelphia, PA. The using services include the United States Army, Navy, Air Force and Marine Corps.

Simultaneously, with this award an initial delivery order for approximately $127 million was issued for delivery in 2012, complete by March 31, 2013.

Ceradyne’s practice with all ID/IQ contracts is to record as backlog only the portion of the award which has firm delivery orders issued against the total contract. In this particular case, Ceradyne will only book Delivery Order 0001 for $127 million.

David P. Reed, Ceradyne President North American Operations, commented: “We are extremely pleased to receive this multi-year ESAPI award and its initial delivery order. We believe that this contract was, at least in part, awarded to Ceradyne based on our technology, in-place production capacity, past performance and our vertical integration strategy.”

Reed continued: “Our ability to produce the starting ceramic powders, hot press the high-quality ceramic plates and finally assemble the armor system has a long track record of success and should serve Ceradyne and particularly our fighting men and women well as we go forward.”

Joel P. Moskowitz, Ceradyne CEO, added: “This is a very important strategic win for our company. The absolute size and multi-year nature of the award lays the groundwork for the defense portion of the previously announced 5 year ‘Ceradyne $1 Billion’ strategy.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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